Exhibit 10.2

SUBORDINATION, NON-DISTURBANCE, ATTORNMENT,

RENEWAL AND OPTION TO PURCHASE AGREEMENT

THIS AGREEMENT, made as of the 14th day of December, 2004, by and between MORE APPLIED FOUR (DE) LLC, a Delaware limited liability company, and its successors and/or assigns (hereinafter referred to as the “Owner”), having an address at c/o W.P. Carey & Co., LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and AMERICAN BANK NOTE HOLOGRAPHICS, INC., a Delaware corporation (hereinafter referred to as the “Tenant”), having an address at  399 Executive Boulevard, Elmsford, New York  10523.

W I T N E S S E T H:

WHEREAS, APW North America, Inc. (“Sublandlord”) is leasing from Owner certain premises located at 2 Applegate Drive, Robbinsville, New Jersey and more specifically described on Exhibit “A” attached hereto (the “Premises”) pursuant to a certain Deed of Lease Agreement dated as of May 30, 2000 between Power (DE) QRS 14-34, Inc. (the “Original Landlord”), as landlord, and the Sublandlord, as tenant, as amended by a First Amendment to Deed of Lease Agreement dated as of July 31, 2000 and Second Amendment to Deed of Lease Agreement dated October 31, 2001 and Third Amendment to Deed of Lease Agreement dated as of the date hereof and as assigned to the Owner pursuant to an Assignment and Assumption of Deed of Lease Agreement between the Original Landlord, as assignor, and the Owner, as assignee, dated as of October    , 2001 (collectively, the “Master Lease”), which Lease in addition to the Premises also covers premises in Monon, Indiana, Champlin, Minnesota and Radford, Virginia; and

WHEREAS, the Tenant has entered into a certain Sublease (the “Sublease”) with Sublandlord dated as of the date hereof with respect to the Premises, which Sublease expires on May 31, 2017 (the “Expiration Date”); and

WHEREAS, Sublandlord and Tenant have requested Owner’s consent to the Sublease and Owner has agreed to consent to the Sublease provided that the Sublease is subordinated to the lien of the Master Lease and Tenant agrees to recognize Owner as its landlord under the Sublease if the Master Lease is terminated prior to the expiration of the Sublease with an automatic increase in rent due under the Sublease; and

NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

1.             SUBORDINATION:

The Sublease, as the same may heretofore and hereafter be modified, amended or extended, and all rights and options of the Tenant thereunder, are and shall be subject, subordinate and inferior to the Lease.  Tenant expressly agrees that it shall comply with and be bound by the terms of the Master Lease to the extent incorporated by reference in the Sublease, including, but not limited to, the provisions of Paragraph 21(f) of the Master Lease.

2.             NON-DISTURBANCE:

Owner agrees that in the event of a default by Sublandlord under the Master Lease or a termination of the Master Lease prior to the scheduled expiration of the Master Lease, provided that Tenant is not then in default, beyond all applicable notice, grace and cure periods, in the payment of rent or in the performance of any of the other terms of the Sublease, (i) Tenant’s occupancy of the Premises will not be disturbed by Owner, (ii) Owner shall not name or join Tenant as a party defendant to any action to terminate the Master Lease by reason of a default thereunder by Sublandlord, unless Tenant is a necessary party thereto under law (and, in any event, such naming or joinder shall not terminate the Sublease), and (iii) the Sublease shall not be terminated in connection with, or by reason of, the termination of the Master Lease, but rather the Sublease shall continue in full force and effect as a direct lease between Owner, as landlord, and Tenant, as tenant, upon all the executory terms, covenants and conditions of the Sublease for the balance of the term thereof, subject, however, to the modifications specifically set forth in this Agreement.

3.             ATTORNMENT:

Without limitation of any of the provisions of the Sublease, in the event that, by reason of any default on the part of the Sublandlord under the Master Lease, the Master Lease is terminated prior to its scheduled expiration (the date of such early termination, the “Attornment Date”), then, subject to the provisions of this Agreement, the Sublease shall nevertheless continue in full force and effect and the Tenant shall attorn to Owner and shall recognize Owner as its landlord and Owner shall recognize Tenant as its tenant.  Upon request of Owner, the Tenant shall execute and deliver to Owner a separate agreement of attornment.  Nothing herein contained shall be construed, however, to obligate Owner to cure any default by the Sublandlord under the Sublease occurring prior to the Attornment Date, it being expressly agreed that under no circumstances shall Owner be obligated to remedy any such default.  Nothing herein contained shall be construed, however, to obligate Tenant to cure any default by the Sublandlord under the Sublease or the Master Lease, it being expressly agreed that under no circumstances shall Tenant be obligated to remedy any such default.

4.             MODIFICATIONS TO SUBLEASE AS OF ATTORNMENT DATE:

Owner and Tenant agree that as of the Attornment Date, the Sublease shall be automatically modified as follows, without any further agreements or confirmations required:

(a)           Modification to Paragraph 1 (Subleased Premises).  Landlord shall have no obligation to remove any Excluded Property and Sublessee, not Sublessor, shall be responsible to repair any and all damage caused by such removal.

(b)           Modification to Paragraph 3 (Base Rent).The Base Rent set forth in Paragraph 3 of the Sublease shall automatically be deemed deleted and the following Base Rent schedule shall be automatically deemed inserted in lieu thereof:

Lease Year	Annual Base Rent	Monthly Base Rent Installment
December 1, 2004 – November 30, 2005	$639,525.75	$53,293.81
December 1, 2005 – November 30, 2006	$651,612.79	$54,301.07
December 1, 2006 – November 30, 2007	$663,928.27	$55,327.36
December 1, 2007 – November 30, 2008	$676,476.51	$56,373.04
December 1, 2008 – November 30, 2009	$689,261.92	$57,438.49
December 1, 2009 – November 30, 2010	$702,288.97	$58,524.08
December 1, 2010 – November 30, 2011	$715,562.23	$59,630.19
December 1, 2011 – November 30, 2012	$729,086.36	$60,757.20
December 1, 2012 – November 30, 2013	$742,866.09	$61,905.51
December 1, 2013 – November 30, 2014	$756,906.26	$63,075.52
December 1, 2014 – November 30, 2015	$771,211.79	$64,267.65
December 1, 2015 – November 30, 2016	$785,787.69	$65,482.31
December 1, 2016 – May 31, 2017	$800,639.08	$66,719.92
	(this amount shall be prorated for the partial year)

(c)           Modification to Paragraph 5 (Additional Rent Due By and Other Obligations of Sublessee).  Paragraph 5 shall be automatically amended as follows:

(i)            Paragraph 5(B).  With respect to the first paragraph of Paragraph 5(B), except with respect to the first sentence of Paragraph 5(B), all of Paragraph 5(B) shall be automatically deleted.

(ii)           Paragraph 5(D).  Except with respect to the first and last sentences of the first paragraph of Paragraph 5(D), all of Paragraph 5(D) shall be automatically deleted.  With respect to the third paragraph of Paragraph 5(D), the second sentence thereof shall be automatically deleted.

(iii)          Paragraph 5(I).  Tenant shall also be required to comply with the terms of Paragraph 28(b) of the Master Lease except that all references to “Guarantor” in Paragraph 28 of the Master Lease shall instead refer to “Tenant”.

(d)           Modification to Paragraph 16 (Environmental).  The penultimate sentence to Paragraph 16 of the Sublease shall be automatically deleted.

(e)           Modification to Paragraph 19 (Inapplicable Provisions).  Paragraph 19 shall be automatically amended to omit the references to Paragraphs 3(a), 3(b), 3(c), 8, 21 and 30 as Paragraphs that are not incorporated by reference into the Sublease.

The foregoing modifications shall apply as between tenant and owner (or its successors in interest to the Premises including any mortgages of the Premises) only and shall not apply to Sublandlord or in any way release Sublandlord from any of Sublandlord’s obligations under the Sublease, including but not limited to any indemnity obligations, in existence prior to such amendments.

5.             LIMITATION OF LIABILITY:

(a)           If Owner shall succeed to the interest of the Sublandlord, Owner shall have no personal liability as successor to the Sublandlord, and the Tenant shall look only to the interest of Owner in the Premises or the proceeds thereof for the satisfaction of the Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Owner as landlord under the Sublease.  No other assets of Owner shall be subject to levy, execution or other enforcement procedure for the satisfaction of the Tenant’s remedies under or with respect to the

Sublease, the relationship of the Sublandlord and the tenant thereunder or the Tenant’s use or occupancy of the Premises.

(b)           No prepayment of rent or additional rent due under the Sublease of more than one (1) month in advance of the due date thereof shall be binding upon Owner, as landlord under the Sublease if Owner succeeds to that position, unless consented to in writing by Owner or actually received by Owner, and no amendment, modification, surrender or cancellation of the Sublease shall be binding upon Owner as landlord under the Sublease if Owner succeeds to that position, unless such amendment, modification, surrender or cancellation is consented to in writing by Owner.  In addition, Owner, as landlord under the Sublease, if it succeeds to that position, shall in no event (a) be liable to the Tenant for any act or omission of any prior landlord unless such act or omission continues after the Attornment Date, (b) be subject to any offset or defense which the Tenant might have against any prior landlord, (c) be liable to the Tenant for any liability or obligation of any prior landlord occurring prior to the Attornment Date unless such obligation continues after the Attornment Date, or (d) be liable to the Tenant for any security or other deposits given to secure the performance of the Tenant’s obligations under the Sublease, except to the extent that Owner shall have received such security or other deposits.

6.             NOTICES:

The Tenant shall give Owner copies of all notices and other communications given by the Tenant to the Sublandlord relating to (a) defaults on the part of the Sublandlord or the Tenant under the Sublease, and (b) any violations of any ordinances, statutes, laws, rules, codes, regulations or requirements of any governmental agency concerning the Premises.  In the event of any act or omission by the Sublandlord which would give the Tenant the right, either immediately or after the lapse of a period of time, to terminate the Sublease, or to claim a partial or total eviction, the Tenant will not exercise any such right (i) until it has sent written notice of such act or omission to Owner as provided herein, and (ii) unless Owner shall have failed within sixty (60) days after receipt of such notice to cure such default and the expiration of Sublandlord cure period if any, or if such default cannot be cured within such period, Owner shall not have commenced within such sixty (60) days and thereafter diligently pursued any action necessary to cure such default.  All notices and other communications by Tenant to Owner shall be sent by certified or registered mail or by reputable overnight courier for overnight delivery to Owner at the address set forth above with a copy to Reed Smith LLP, One Liberty Place, Philadelphia, PA  19103, Attention:  Chair, Real Estate Department, or to such other address or person as may be specified in a notice sent by Owner to Tenant at the address set forth in the Sublease in accordance with the provisions of this Section 6, and shall be deemed given on the third (3rd) business day after being deposited with the United States Postal Service or the first (1st) business day after being deposited with a reputable overnight courier for overnight delivery.

7.             OWNER’S ESTOPPEL:

Owner hereby certifies, represents, warrants and agrees as follows:

(a)           A true and complete copy of the Master Lease is attached to the Sublease.  The Master Lease contains all of the understandings and agreements between Sublandlord and Owner with respect to the Premises, and the Master Lease is in existence and in full force and effect without modification, addition, extension or renewal on the date hereof, except as specifically noted above.

(b)           Sublandlord has paid rent and all other charges due under the Master Lease through November 30, 2004.

(c)           To Owner’s knowledge, as of the date of this Agreement:  (a) neither Sublandlord nor Owner is in default under any of the terms of the Master Lease; (b) all obligations and conditions under the Master Lease to be performed to date by Owner and Sublandlord have been satisfied; (c) no event has occurred which, with the passage of time or the giving of notice or both, would constitute an event of default by Owner or Sublandlord under the Master Lease; and (d) Sublandlord has no current defenses or claims against Owner or rights of offset against any rents payable to Owner under the Master Lease or otherwise.

(d)           To Owner’s knowledge, Sublandlord has not assigned the Lease nor sublet, licensed, mortgaged or otherwise encumbered all or any portion of the Premises other than to Tenant.

(e)           No improvements or alterations have been made to the Premises as of the date hereof that will be required to be removed or otherwise remedied at the end of the term of the Master Lease.

(f)            Owner is the fee title owner to the property and, to Owner’s knowledge, there are no liens or encumbrances filed against the property other than the permitted encumbrances listed on Exhibit “B” attached hereto (the “Permitted Encumbrances”).

(g)           Owner acknowledges and agrees that Tenant shall not be bound by any modifications made to the Master Lease after the date hereof without Tenant’s prior written consent.

8.             OPTION TO PURCHASE:

(a)         Subject to the provisions of Paragraph 13(e), Tenant shall have the right to purchase the Premises from Owner on or within three (3) months after the Expiration Date. provided that:

i)              Tenant shall give Owner notice (hereinafter called the “Purchase Notice”) of its desire to purchase the Premises at least eighteen (18) months prior to the Expiration Date; and

(i)            Tenant is not in default beyond all applicable notice and grace periods under the Sublease as of the time of the giving of the Purchase Notice.

(b)         The purchase price payable by Tenant to Owner for the Premises (the “Purchase Price”) shall be determined as of the date Tenant gives the Purchase Notice (such date is hereinafter called the “Purchase Price Determination Date”) which Purchase Price shall be the Offer Amount set forth in Paragraph 2 of the Master Lease and incorporating all provisions of the Master Lease required to determine the Offer Amount, including, but not limited to the definition of Fair Market Value thereunder, Paragraphs 20 and 29 and Exhibit “E” thereof; provided, however, that (i) the present value of the remaining rent due under the Sublease or Master Lease shall not be included in determining the Fair Market Value thereunder, (ii) any provisions relating to any property other than the Premises shall be excluded and (iii) any references to “Monetary Obligations” shall refer to Tenant’s rental and other monetary obligations under the Sublease.

(c)         Tenant shall have until the later of (i) May 31, 2016 or (ii) of twenty (20) days after the determination of the Purchase Price to irrevocably exercise its option to purchase the Premises in accordance with this Section 8.  If Tenant fails to make such election within such period, the purchase option contained herein shall be deemed waived.

9.             ENVIRONMENTAL LIABILITY:

Notwithstanding anything contained in the Master Lease to the contrary, Owner acknowledges and agrees that Tenant shall not be liable for any environmental conditions existing on the Premises prior to the commencement of the Sublease and Tenant shall not be obligated to defend, indemnify or hold harmless Owner with respect to any claims, liabilities, costs, expenses or damages relating to or arising from any such pre-existing environmental conditions on the Premises.

10.           OWNER’S ACCESS TO THE PREMISES:

Notwithstanding anything contained in the Master Lease to the contrary, Owner acknowledges and agrees that given the secure nature of Tenant’s business, Owner’s access to the Premises shall be subject to Tenant’s standard security procedures, including, but not limited to Owner providing reasonable advance notice, Owner’s representatives’ clearance through Tenant’s security department, and Owner’s representatives being escorted by Tenant’s representatives through the Premises.

11.           INITIAL ALTERATIONS:

Notwithstanding anything contained in the Master Lease to the contrary, Owner hereby approves the initial alterations that Tenant intends to make to the Premises (the “Initial Alterations”) as shown on the Plans and Specifications attached hereto as Exhibit “C” (the “Plans”) and Owner acknowledges and agrees that Tenant shall not be obligated to remove the Initial Alterations, and will not be charged for such Initial Alterations, at the end of the term of the Sublease, as the same may be extended hereunder.  In addition, Owner will not unreasonably withhold, condition or delay its consent to any modifications to the Plans nor require removal of any Initial Alterations approved by Owner on such modified Plans.

12.           INSURANCE:

Notwithstanding anything contained in the Master Lease to the contrary, Owner acknowledges and agrees that (a) Tenant shall not be required to obtain and maintain (i) Incidental Medical Malpractice and Host Liquor Liability Insurance, (ii) Excess Liability insurance with limits greater that $3,000,000 per occurrence/annual aggregate or (iii) insurance for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination or Hazardous Materials Clean-Up Expense, (b) the requirement contained in the last sentence of Paragraph 16(a)(v) is hereby waived, (c) the requirement contained in the penultimate sentence of Paragraph 16(b) to name Owner as the insured on the insurance required under Paragraph 16(a)(v) of the Master Lease is hereby modified to name Owner as the additional insured, (d) the requirement contained in the first sentence of Paragraph 16(h) to name Owner and its lender as the named insureds with respect to concurrent or contributing insurance is hereby modified to name Owner and its lender as the additional insureds, and (e) in conjunction with Paragraph 16(i), Owner hereby waives all of its rights of subrogation against the Tenant as may be applicable to any insurer and will enforce such waivers in policy provisions.

13.           RIGHT OF FIRST OFFER:

(a)           If at any time after the date hereof, Owner decides to offer the Premises for sale to any third party unless such offer is for the collective portfolio sale of all four of the premises demised under the Master Lease), Landlord shall first offer by written notice (the “Offer”) to sell the Premises to Tenant for a specific purchase price (the “ROFO Purchase Price”) and, upon such terms and conditions as Landlord, in Landlord’s sole discretion, would otherwise intend to offer to sell the Premises, prior to Owner’s offering to sell the Premises to any such third party except that the terms and conditions of any such sale to Tenant shall be (i) consistent with the terms and provisions of this Paragraph 13 and (ii) the sale to Tenant shall be “AS IS”, “WHERE IS”, without representation or warranty by Owner.  If Owner shall make the Offer, then, whether or not Tenant has accepted the Offer, Owner shall have the unilateral right, in Owner’s sole discretion, to revoke the Offer if an Event of Default exists under the Sublease on the date on which Owner shall give, or would otherwise be required to give, Tenant the Offer.

(b)           Tenant shall have the right to accept the Offer only by giving Owner written notice of such acceptance (the “ROFO Notice”) within thirty (30) days after delivery by Owner to Tenant of the Offer.  Time shall be of the essence with respect to said thirty (30) day period and delivery of the ROFO Notice by Tenant.  If Tenant shall accept the Offer, Tenant shall execute any documentation reasonably required by Owner to reflect Tenant’s acceptance of the Offer.  Notwithstanding anything to the contrary contained in this Agreement or the Sublease, upon the delivery of the ROFO Notice by Tenant, no event or circumstances affecting the Premises including, but not limited to, a condemnation or casualty, shall give Tenant any right or option of Tenant to cancel, surrender or otherwise terminate the Sublease, provided that the condemnation or casualty proceeds are delivered to Tenant (less any amounts due under the Sublease or any expenses incurred by Owner in connection with such casualty or condemnation).

(c)           If Tenant does not accept, or fails to accept, the Offer in accordance with the provisions herein, Owner shall be under no further obligation with respect to such Offer pursuant to the terms contained herein, and Tenant shall have forever waived and relinquished its right to such Offer, and Owner shall at any and all times thereafter be entitled to market the Premises to others upon such terms and conditions as Owner in its sole discretion may determine, except that if the price (“Third Party Price”) for which Owner enters into a binding contract (“Third Party Contract”) to sell the Leased Premises is less than ninety five percent (95%) of the ROFO Purchase Price, Tenant shall have fifteen (15) days in which to accept the Third Party Price.  Tenant shall, within five (5) days after Owner’s request therefor, deliver an instrument in form reasonably satisfactory to Owner confirming the aforesaid waiver, but no such instrument shall be necessary to make the provisions hereof effective.

(d)           If Tenant does not timely deliver the ROFO Notice and the Premises are transferred to a third party on or after the Attornment Date, Tenant will attorn to such third party as the Owner and such party shall not disturb Tenant’s occupancy of the Premises.  Tenant and such third party will execute such documents confirming the agreement referred to above and such other agreements as either may reasonably request, provided that such agreements do not increase the liabilities and obligations of either Tenant or such other party hereunder.

(e)           If Tenant does not timely deliver the ROFO Notice and the Premises are transferred to a third party, Tenant hereby waives the option to purchase contained in Section 8 hereof.

(f)            Notwithstanding anything to the contrary contained herein, the provisions of this Paragraph 8 shall not apply to or prohibit (i) any mortgaging, subjection to deed of trust or other hypothecation of Owner’s interest in the Premises, (ii) any sale of the Premises pursuant to a private power of sale under or judicial foreclosure of any mortgage or other security instrument or device to which Owner’s interest in the Premises is now or hereafter subject, (iii) any transfer of Owner’s interest in the Premises to a mortgage lender, beneficiary under deed of trust or other holder of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Premises to any governmental or quasi-governmental agency pursuant to a condemnation of the Premises, (v) any transfer of the Premises or any interest therein or in Owner to any affiliate of Corporate Property Associates 12 Incorporated (“CPA:12”) or Corporate Property Associates 14 Incorporated (“CPA:14”), Corporate Property Associates 15 Incorporated (“CPA:15”), Corporate Property Associates 16-Global Incorporated (“CPA:16”) or to any entity for whom W.P. Carey & Co. LLC or any of its affiliates provides management or advisory services or investment advice (any of the foregoing, a “Carey Affiliate”), (vi) a transfer to any person or entity to whom CPA:14 sells all or substantially all of its assets, (vii) any transfer of the interest of CPA-14 in Owner to any Carey Affiliate.

(g)           If the Premises is purchased by Tenant pursuant to this Paragraph 13, Owner need not convey any better title thereto than that which was conveyed to Owner, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances (as defined in the Master Lease) and to all other liens, exceptions and restrictions on, against or relating to any of the Premises and to all applicable laws, but free of the lien of and security interest created by any mortgage or assignment of leases and rents and liens, exceptions and restrictions on, against or relating to the Premises which have been created by or resulted solely from acts of Owner after the date of the Master Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Premises or were created with the concurrence of Tenant or Sublandlord or as a result of a default by Tenant under the Sublease or Sublandlord under the Master Lease.

(h)           Upon the date fixed for a purchase of the Premises pursuant to this Paragraph 13 which shall be a date mutually acceptable to Owner and Tenant which shall be no later than either sixty (60) days following acceptance of the Offer or the date specified in the Third Party Contract, if applicable, (the “Purchase Date”), Tenant shall pay to Owner, or to any Person to whom Owner directs payment, the ROFO Purchase Price and all other sums payable by Tenant under the Offer by wire transfer and Owner shall deliver to Tenant or its designee (i) a deed with covenant against grantor’s acts which describes the Premises being conveyed and conveys the title thereto as provided in Paragraph 13(f) above and (ii) such other instruments as shall be necessary to transfer the Premises to Tenant or its designee.  If on the Purchase Date any monetary obligations remain outstanding under the Sublease, Tenant shall pay to Owner on the Purchase Date the amount of such monetary obligations.  Upon the completion of such purchase by Tenant or its designee, the Sublease and all obligations and liabilities of Tenant thereunder shall terminate, except any undischarged obligations of Tenant under the Sublease, actual or contingent, which arise on or prior to the expiration or termination of the Sublease or which survive such expiration or termination by their own terms.  Any prepaid monetary obligations under the Sublease paid to Owner shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the ROFO Purchase Price due to Owner; provided, that no apportionment of any Impositions (as defined in the Sublease) shall be made upon any such purchase.

(i)            If the completion of the purchase by Tenant or its designee pursuant to this Paragraph 13 shall be delayed after the date scheduled for such purchase, Base Rent and Additional Rent shall continue to be due and payable under the Sublease until completion of such purchase.

14.           INTENTIONALLY DELETED.

15.           SUCCESSORS AND ASSIGNS:

This Agreement shall apply to, bind and inure to the benefit of the Owner, the Lender and the Tenant and their respective successors and assigns.  As used herein, the term “Tenant” shall mean and include the present subtenant under the Sublease, any permitted sub-subtenant under the Sublease, any permitted assignee of Tenant under the Sublease and any successor of any of them.  The term “Owner” as used herein shall include the Owner and the successors and/or assigns of Owner and any person, party or entity which shall become the owner of the Premises.  The term “Lender” as used herein shall include the Lender and the successors and/or assigns of Lender and any person, party or entity which shall become a mortgagee of the Premises

16.           RENEWAL:

(a)  If, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) the Sublease shall not have been terminated pursuant to any provision thereof, then on the Expiration Date and on the fifth (5th) anniversary and the tenth (10th) anniversary of the Expiration Date (the Expiration Date and each such anniversary being referred to herein as a “Renewal Date”), the Term of the Sublease shall be deemed to have been automatically extended for an additional period of five (5) years (each such extension, a “Renewal Term”) as a direct lease between Owner and Tenant (regardless of whether the Attornment Date has occurred), unless Tenant shall notify Owner that Tenant is terminating the Sublease as of the next Renewal Date in writing on or before the later of (i) the date that is twelve (12) months prior to the next Renewal Date or (ii) the date that is twenty (20) days after the Adjusted FMVR (as hereinafter defined) is determined for the applicable Renewal Term.  Any such extension of the Term shall be subject to all of the provisions of the Sublease, as the same may be amended, supplemented or modified (except that Sublessee shall not have the right to any additional Renewal Terms after the third Renewal Term.  Base Rent for each five (5) year Renewal Term shall be as follows (payable in equal monthly installments on the first of each month):

Period	Annual Base Rent

June 1, 2017 through May 31, 2018	Adjusted FMRV

June 1, 2018 through May 31, 2019 increased by 1.89%	Prior year’s Base Rent

June 1, 2019 through May 31, 2020 increased by 1.89%	Prior year’s Base Rent

June 1, 2020 through May 31, 2021 increased by 1.89%	Prior year’s Base Rent

June 1, 2021 through May 31, 2022 increased by 1.89%	Prior year’s Base Rent

If the Term is further extended:

June 1, 2022 through May 31, 2023	Adjusted FMRV

June 1, 2023 through May 31, 2024 increased by 1.89%	Prior year’s Base Rent

June 1, 2024 through May 31, 2025 increased by 1.89%	Prior year’s Base Rent

June 1, 2025 through May 31, 2026 increased by 1.89%	Prior year’s Base Rent

June 1, 2026 through May 31, 2027 increased by 1.89%	Prior year’s Base Rent

If the Term is further extended:

June 1, 2027 through May 31, 2028	Adjusted FMRV

June 1, 2028 through May 31, 2029 increased by 1.89%	Prior year’s Base Rent

June 1, 2029 through May 31, 2030 increased by 1.89%	Prior year’s Base Rent

June 1, 2030 through May 31, 2031 increased by 1.89%	Prior year’s Base Rent

June 1, 2031 through May 31, 2032 increased by 1.89%	Prior year’s Base Rent

(b)  As used herein, the term “Adjusted FMRV” shall mean the greater of (i) 97% of the Fair Market Rental Value (as defined herein) of the Premises per annum or (ii) the Prior Bumped Rent (as defined herein).  The “Prior Bumped Rent” as used herein shall mean the lesser of (1) amount that is 1.89% greater than the per annum rent payable under the Sublease immediately prior to the applicable Renewal Term (which, notwithstanding anything contained herein to the contrary, shall be deemed to be

$707,696.03 per annum for the purposes of calculating the Fair Market Rental Value for the first Renewal Term) or (2) 110% of the Fair Market Rental Value of the Premises per annum.

(c)  ”Fair Market Rental Value” shall be determined as of the date occurring sixteen (16) months prior to the applicable Renewal Date (such date is hereinafter called the “Determination Date”) and which determination shall be made in accordance with this subparagraph and subparagraphs “(d)” and “(e)” below and shall be determined by comparing the prevailing fixed or base rental rate payable under leases (collectively, “Comparable Leases”) that have actually been entered into (the “Prevailing Rental Rate”) as of the Determination Date, for space in buildings within a twenty-five (25) mile radius of the Premises of comparable quality and age to the Premises (collectively, “Comparable Buildings”).  The entire Premises shall be taken into account in determining Fair Market Rental Value, irrespective of whether Tenant utilizes or intends to utilize such space, including but not limited to any mezzanine space.  In determining the Prevailing Rental Rate appropriate consideration shall be given to the 1.89% annual rent increases hereunder during the applicable Renewal Term and the economic terms of Comparable Leases, including but not limited to, lease term, base years, escalations, operating expenses, taxes, and distinctions between “gross” and “net” leases, the date the particular rent rate under consideration became or is to become effective, and all other terms and conditions of this Sublease which are applicable to the applicable Renewal Term.  In addition in the event that any improvements made by Tenant increase the square footage of the building on the Premises, an appropriate reduction shall be made to the Fair Market Rental Value as if such square footage had not been added to the building on the Premises.  All of the foregoing matters shall constitute the criteria (the “Criteria”) for determining the Fair Market Rental Value.  When applying the Criteria, only leases, renewals and expansions which have been executed within the 12 months prior o the Determination Date shall be taken into consideration.

(d)  Owner and Tenant shall endeavor to agree as to the amount of the Fair Market Rental Value for the Premises pursuant to the provisions of subparagraph (c) above, during the fifteen (15) day period following the Determination Date.  In the event that Owner and Tenant cannot agree as to the amount of the Fair Market Rental Value within such fifteen (15) day period following the Determination Date, then Owner or Tenant may initiate the appraisal process provided for herein by giving notice to that effect to the other, and the party so initiating the appraisal process (such party hereinafter referred to as the “Initiating Party”) shall specify in such notice the name and address of the person designated to act as an arbitrator on its behalf.  Within fifteen (15) days after the designation of such arbitrator, the other party (hereinafter referred to as the “Other Party”) shall give notice to the Initiating Party specifying the name and address of the person designated to act as an appraiser on its behalf.  If the Other Party fails to notify the Initiating Party of the appointment of its appraiser within the time above specified, then the appointment of the second appraiser shall be made in the same manner as hereinafter provided for the appointment of a third appraiser in a case where the two appraisers appointed hereunder and the parties are unable to agree upon such appointment.  The two appraisers so chosen shall meet within twenty (20) days after the second appraiser is appointed hereunder and the parties are unable to agree upon such appointment.  The two appraisers so chosen shall meet within twenty (20) days after the second appraiser is appointed and attempt to reach an agreement on the Fair Market Rental Value for the Premises and if, within twenty (20) days after the second appraiser is appointed, the two appraisers shall not agree, they shall together appoint a third appraiser.  In the event they are unable to agree upon such appointment within thirty (30) days after the appointment of the second appraiser, the third appraiser shall be selected by the parties themselves if they can agree thereon within a further period of ten (10) days.  If the parties do not so agree on the appointment of the third appraiser, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or organization successor thereto) in accordance with its rules then prevailing or if the American Arbitration Association (or such successor organization) shall fail to appoint said third appraiser within twenty (20) days after such request is made, then either party may apply on notice to the other, to the Superior Court, Mercer County, New Jersey (or any other court having jurisdiction and exercising functions similar to those now exercised by said Court) for the appointment of such third appraiser.  The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

(e)  If a third appraiser is selected, Fair Market Rental Value shall be the average of the determination of Fair Market Rental Value made by the third appraiser and the determination of Fair Market Rental Value made by the appraiser whose determination of Fair Market Value is nearest to that of the third appraiser.  Such average shall be binding and conclusive upon Owner and Tenant.

(f)  Each party shall pay the fees and expenses of the one of the two original appraisers appointed by or for such party, and the fees and expenses of the third appraiser and all other expenses (not including the attorneys fees, witness fees and similar expenses of the parties which shall be borne separately by each of the parties) of the appraisal process shall be borne by the parties equally.

(g)  All appraisers selected or appointed pursuant to this Section 16 shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Agreement, (C) utilize the definition of Fair Market Rental Value hereinabove set forth above, (D) be registered in the State of New Jersey if such State provides for or requires such registration, and (E) have at least ten (10) years experience in the leasing and renting of industrial/office space in similar properties in Central New Jersey.

17.           ASSIGNMENT AND SUBLETTING:

Notwithstanding anything contained in the Master Lease to the contrary, with respect to any period prior to the Attornment Date or the Commencement of any Renewal Term, Owner hereby waives, for the benefit of Sublandlord and Tenant, any requirement in the Master Lease requiring the deposit with Owner of an Assignment Security Deposit or Sublet Security Deposit (as such terms are defined in the Master Lease) or the consent of Owner to any assignment of the Sublease or further sub-subletting of the Premises.  Effective as of any Attornment Date or the commencement of any Renewal Term, if Tenant has so assigned the Sublease or further sub-sublet the Premises, or if Tenant thereafter desires to assign the Sublease or further sub-sublet the Premises, Tenant shall be required to deposit with Owner an Assignment Security Deposit or Sublet Security Deposit to the extent same would be required under the Master Lease, provided, however, that the amount of such Assignment Security Deposit or Sublet Security Deposit, as applicable, shall be only based upon the then current base rent under the Sublease and not on the full Basic Rent set forth in the Master Lease.

[REMAINDER OF PAGE IS INTENTIONALLY BLANK]

EXECUTED AS OF THE DATE FIRST SET FORTH ABOVE.

TENANT:

AMERICAN BANK NOTE HOLOGRAPHICS, INC.,
a Delaware corporation

By:	/s/ Kenneth Traub
Kenneth Traub, President and CEO

OWNER:

MORE APPLIED FOUR (DE) LLC
By: Applied Four (DE) QRS 14-75, INC., its managing member

By:	/s/ Thomas E. Zacharias
Thomas E. Zacharias,
Title:	Managing Director

STATE OF NY)

COUNTY OF WESTCHESTER)

On the 6 day of December, in the year 2004 before me, the undersigned, personally appeared Kenneth Traub personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Nancy Borst
Notary Public
Nancy A. Borst
Notary Public State of NY
No. 01B05057933
Qualified in Westchester County
Commission Expires 4/1/06

STATE OF NEW YORK)

COUNTY OF NEW YORK)

On the 6 day of December, in the year 2004 before me, the undersigned, personally appeared Thomas Zacharias personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Heather Coleman
Notary Public
Heather L. Coleman
Notary Public State of NY
No. 01C06087715
Qualified in New York County
Commission Expires 2/24/07

EXHIBIT A

Premises

All that certain lot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Township of Washington, County of Mercer, State of New Jersey:

BEGINNING at a point in the proposed Easterly right of way line of West Manor Way (40 feet from centerline) said point being located the following two (2) courses from the intersection of the southeasterly right of way line of New Jersey Turnpike (300 feet wide) with the Easterly right of way line of West Manor Way (50 feet wide) and from said intersection running;

a.             Southerly distant 3202.78 feet along the Easterly right of way line of West Manor Way (50 feet wide) to a point; thence

b.             South 54 degrees 52 minutes 51 seconds East along the common line between Tax Map Lots 19 and 20 in Block 41, 15.00 feet to a point and place of beginning and running thence;

1.             North 34 degrees 24 minutes 41 seconds East along the proposed Easterly right of way line of West Manor Way, 820.19 feet to a point of curvature; thence

2.             Northeasterly along a new line through Lot 19 in Block 41, along a curve to the right having a radius of 40.00 feet and an arc length of 62.83 feet to a point of tangency; thence

3.             South 55 degrees 35 minutes 19 seconds East along same, 245.00 feet to a point; thence

4.             South 57 degrees 44 minutes 10 seconds East still along same, 200.14 feet to a point; thence

5.             South 55 degrees 35 minutes 19 seconds East still along same, 168.13 feet to a point; thence

6.             South 34 degrees 24 minutes 41 seconds West still along same, 875.76 feet to a point; thence

7.             North 54 degrees 52 minutes 51 seconds West along the common line between Tax Map Lots 19 and 20 in Block 41,653.18 feet to the true point and place of BEGINNING.

Being known as Lot 19.02 in Block 41 on the Tax map.

TOGETHER WITH the benefits as contained in that certain Cross Easement Agreement recorded in Deed Book 3186, page 024.